                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CRESCENT OPERATING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            CRESCENT OPERATING, INC.
                         306 WEST 7TH STREET, SUITE 1025
                             FORT WORTH, TEXAS 76102


                                ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                ------------------



     The Annual Meeting of Shareholders of Crescent Operating, Inc. (the "Company") for 1999 will be held at The Crescent Court Hotel, located at 400 Crescent Court, Dallas, Texas, on Monday, June 7, 1999, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:


     1. To elect two directors of the Company to serve until the annual meeting of shareholders of the Company for 2002, and until their successors are elected and qualify and to elect one director of the Company for a term expiring at the annual meeting of shareholders of the Company for 2001, and until his successor is elected and qualifies;


     2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and


     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     Only shareholders of record at the close of business on April 16, 1999 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.


                                      By order of the Board of Directors,

                                      /s/ JEFFREY L. STEVENS

                                      JEFFREY L. STEVENS
                                      Secretary


Dated:   May 5, 1999


            YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                            CRESCENT OPERATING, INC.

                         306 West 7th Street, Suite 1025
                             Fort Worth, Texas 76102


                              --------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS


                           To Be Held On June 7, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Crescent Operating, Inc. (the "Company" or "Crescent Operating") for use at the annual meeting of shareholders of the Company for 1999 (the "Annual Meeting"). The Annual Meeting will be held at The Crescent Court Hotel, 400 Crescent Court, Dallas, Texas, on June 7, 1999, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting.

     On or about May 5, 1999, the Company first mailed this Proxy Statement and the accompanying Notice of Meeting and form of proxy, together with its 1998 Annual Report to Shareholders, which includes audited financial statements of the Company, to shareholders entitled to vote at the Annual Meeting.

                       RECORD DATE AND OUTSTANDING SHARES

     The record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 16, 1999 (the "Record Date"). At the close of business on the Record Date, the Company had 11,404,477 shares of common stock, par value $0.01 per share ("Common Stock") issued, outstanding and entitled to vote at the Annual Meeting.

                               PROCEDURAL MATTERS

     A proxy for use at the Annual Meeting and a return envelope are enclosed. Shares of the Company's Common Stock represented by a properly executed written proxy and delivered pursuant to this solicitation, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are given, the properly executed proxy will be voted "FOR" each of the proposals set forth in this Proxy Statement. If any other matter or business is properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy are authorized to vote the proxy in accordance with their judgment and discretion. The Board of Directors is not aware of any such matter of business to be presented for consideration.

     A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by any one of the following three actions: (i) giving written notice of revocation to the Secretary of the Company; (ii) properly submitting to the Company a duly executed proxy bearing a later date; or (iii) voting in person at the Annual Meeting. All written notices of revocation should be addressed as follows: Crescent Operating, Inc., 306 West 7th Street, Suite 1025, Fort Worth, Texas 76102, Attention: Corporate Secretary.

                                QUORUM AND VOTING

     Except as noted below, all holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. Each holder of Common Stock is entitled to one vote at the Annual Meeting for each share held by such shareholder. The Company, as sole general partner of COPI Colorado, L.P. ("COPI Colorado"), holds the power to vote the 1,088,030 shares of Common Stock held by COPI Colorado. For purposes of the Annual Meeting, the Company has elected not to vote these shares.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast in person or by proxy, abstentions, ballots marked with "withhold authority" and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be tabulated by the inspectors of election and will be included in determining whether a quorum is present at the Annual Meeting. The vote required to approve each of the proposals at the Annual Meeting is the affirmative vote of a majority of the votes cast with respect thereto. Abstentions and broker non-votes with respect to any proposal will not constitute votes cast and, as a result, will have no effect on the outcome of the vote on such proposal.

                           COSTS OF PROXY SOLICITATION

     All costs of preparing, assembling and mailing proxy solicitation materials will be borne by the Company. The Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares and to obtain the proxies of such beneficial holders. The Company will reimburse such persons for postage and reasonable clerical expenses incurred in connection with forwarding such materials and obtaining proxies.

                                PROPOSAL NUMBER 1
                              ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The Board of Directors of the Company consists of eight members divided into three classes, with approximately one-third of the total number of directors elected by the shareholders annually. In March 1999, the Board of Directors increased the number of directors and appointed William A. Abney to the newly created directorship.

     The terms of John C. Goff and Paul E. Rowsey, III will expire at the Annual Meeting. Both Messrs. Goff and Rowsey have been nominated to stand for reelection at the Annual Meeting to hold office until the annual meeting of shareholders of the Company to be held in 2002 and until their successors are elected and qualify.

     William A. Abney was recommended by the Compensation Committee and appointed a director by the Board of Directors on March 1, 1999. The Board of Directors nominated Mr. Abney for election at the Annual Meeting to a term continuing until the annual meeting of shareholders of the Company to be held in 2001 and until his successor is elected and qualifies.

     Approval of the nominees requires the affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting. Properly executed proxies received by the Board of Directors will be voted "FOR" each of the nominees, unless shareholders specify a contrary choice in their proxy. Should either of the nominees become unable to serve for any reason, the Board of Directors may designate one or more substitute nominees. In such event, the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors. It is not anticipated that any nominee will be unable or unwilling to serve as a director of the Company.

     The Board of Directors of the Company unanimously recommends that the shareholders vote "FOR" the election of John C. Goff and Paul E. Rowsey, III to serve as directors to hold office until the annual meeting of shareholders of the Company to be held in 2002, and until their successors are elected and qualify and "FOR" the election of William A. Abney to serve as a director to hold office until the annual meeting of shareholders of the Company to be held in 2001, and until his successor is elected and qualifies.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Below are summaries of the backgrounds, business experiences and descriptions of the principal occupations of the director nominees, incumbent directors and executive officers of the Company.

                NAME                   TERM EXPIRES          AGE                           POSITION
                ----                   ------------          ---                           --------
Richard E. Rainwater...........            2000               54         Chairman of the Board of Directors
John C. Goff...................            1999               43         Vice Chairman of the Board of Directors
Gerald W. Haddock..............            2001               51         President, Chief Executive Officer and
                                                                         Director
Jeffrey L. Stevens.............            2000               50         Executive Vice President, Chief Operating
                                                                         Officer, Treasurer, Secretary and Director
William A. Abney...............            2001               51         Director
Anthony M. Frank...............            2000               67         Director
Paul E. Rowsey, III............            1999               44         Director
Carl F. Thorne.................            2001               58         Director
Richard P. Knight..............             N/A               30         Chief Financial Officer


DIRECTORS AND EXECUTIVE OFFICERS

     RICHARD E. RAINWATER has served as the Chairman of the Board of Directors of the Company since June 1997. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated ("ENSCO"), an oil field service and offshore drilling company, in 1986. In 1987 he co-founded Columbia Hospital Corporation, and in 1989 participated in a management-led buy out of HCA-Hospital Corporation of America. In 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. Mr. Rainwater founded Crescent Real Estate Equities Company in 1994 and has served as the Chairman of the Board of Trust Managers of Crescent Real Estate Equities Company since its inception. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater serves as a director of Pioneer Natural Resources ("Pioneer"), one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc. (Pioneer's predecessor), and a partnership that Mr. Rainwater controls became a major shareholder in July 1996. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University.

     JOHN C. GOFF has served as Vice Chairman of the Board of Directors of the Company since June 1997. Mr. Goff is the managing director of Goff Moore Strategic Partners, L.P., a private investment partnership that serves as the primary investment vehicle for its principals, including Mr. Rainwater and his family. Mr. Goff joined Mr. Rainwater shortly after he began Rainwater, Inc. as an independent investor in 1986. From 1987 to 1994, Mr. Goff was vice president of Rainwater, Inc., serving as a senior investment advisor and principal. Mr. Goff served as Chief Executive Officer of Crescent Real Estate Equities Company from 1994 through 1996. Mr. Goff is on the boards of Gainsco, Inc., a publicly traded property and casualty insurance company; The Staubach Company, one of the nation's largest tenant representation firms; and Texas Capital Bancshares, Inc., a national bank. Mr. Goff served as chairman of Charter Behavioral Healthcare Systems, L.L.C. ("CBHS"), a limited liability company which operates approximately 90 behavioral health care facilities and is 50% owned by the Company, from 1997 to 1998. Mr. Goff serves as Vice Chairman of the Board of Trust Managers of Crescent Real Estate Equities Company. From 1981 to 1987, Mr. Goff worked for KPMG Peat Marwick, and prior to that Mr. Goff worked for Century Development Corporation, a major office developer and property management company. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant.

     GERALD W. HADDOCK has served as President and Chief Executive Officer and a director of the Company since its formation in April 1997. Since December 19, 1996, Mr. Haddock has served as President and Chief Executive Officer and a trust manager of Crescent Real Estate Equities Company. From 1994 through December 18, 1996, Mr. Haddock served as President and Chief Operating Officer and a trust manager of Crescent Real Estate Equities Company. Prior to joining Crescent Real Estate Equities Company, Mr. Haddock was a vice president of Rainwater, Inc. from 1990 to 1994, and he was the lead transactional attorney for Mr. Rainwater from 1986 to 1994. During this period, Mr. Haddock was in the private practice of law, pursuant to which, among other things, he served as primary outside legal counsel to, and investor with, Mr. Rainwater and as primary outside legal counsel to Rainwater, Inc. Mr. Haddock currently is a member of the board of directors of ENSCO, of which he was one of the three founding directors. Mr. Haddock earned both Bachelor of Business Administration and Juris Doctor degrees from Baylor University. He also holds a Master of Laws degree in taxation from New York University and has served as the chairman of the Tax Section of the State Bar of Texas.

     JEFFREY L. STEVENS has served as Executive Vice President and Chief Operating Officer of the Company since February 1998. Since May 1997, Mr. Stevens has served as the Company's Treasurer and Secretary. From May 1997 to February 1998, Mr. Stevens served as Chief Financial Officer of the Company. Mr. Stevens became a director of the Company in June 1997. Mr. Stevens is the founder and was the President and Chief Executive Officer of Petroleum Financial, Inc. ("PFI"), a firm which provides accounting, financial and management services to business enterprises, from 1991 until December 1998. For over 10 years, Mr. Stevens was a director of Amerac Energy Corporation, an oil and gas acquisition, production and development company ("Amerac"), and has held various positions with Amerac since 1974. Mr. Stevens' last positions with Amerac were Senior Vice President, Chief Financial Officer and Secretary, which he held until January 1997. Mr. Stevens is chairman of the governing board of CBHS. Mr. Stevens is also a member of the board of directors of Stewart Title of Montgomery County, Inc. and Mitchell Mortgage Company, LLC. Mr. Stevens holds a Bachelor of Business Administration (B.B.A.) from East Texas State University and is a Certified Public Accountant.

     WILLIAM A. ABNEY has served as a director of the Company since March 1999. Mr. Abney is engaged in the private practice of law and is a shareholder and managing partner of Abney & Warwick, a law firm in Marshall, Texas where he has practiced since 1973. Since 1995, Mr. Abney has served as Chairman of the Red River Boundary Commission of the State of Texas and since 1996 as a member of the Title Standards Joint Editorial Board for Texas Title Examination Standards. Mr. Abney earned both Bachelor of Business Administration (B.B.A.) and Juris Doctor (J.D.) degrees from Southern Methodist University. Mr. Abney became a Certified Public Accountant in 1973.

     ANTHONY M. FRANK has served as a director of the Company since June 1997. Mr. Frank serves as chairman of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP. He served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency and chairman of the Federal Home Loan Mortgage Corporation Advisory Board. From 1992 until 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank serves as a trust manager of Crescent Real Estate Equities Company. Mr. Frank also serves as a director of Irvine Apartment Communities, a large California-based apartment real estate investment trust ("REIT"); Charles Schwab & Co., one of the nation's largest discount brokerages; Temple Inland, Inc., a manufacturer of paper and timber products; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast; General American Investors Company, Inc., a closed-end investment company; Financial Security Assurance, a company providing credit enhancement for municipal bond issuers; and Cotelligent, Inc., a provider of temporary office support services. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth.

     PAUL E. ROWSEY, III has served as a director of the Company since June 1997. Mr. Rowsey is president of Eiger, Inc., a private real estate investment firm, and the manager of Eiger Fund I, L.P., a real estate equity investment fund. Mr. Rowsey was formerly president and a member of the board of directors of Rosewood Property Company, a real estate investment company, a position he held from 1990 until 1998. Mr. Rowsey serves as a trust manager of Crescent Real Estate Equities Company. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts degree from Duke University and a Juris Doctor degree from Southern Methodist University School of Law.

     CARL F. THORNE has been a director of the Company since June 1997. Mr. Thorne has been a director of ENSCO since December 1986. He was elected President and Chief Executive Officer of ENSCO in May 1987 and was elected Chairman of the Board of Directors of ENSCO in November 1987. Mr. Thorne holds a Bachelor of Science (B.S.) degree in Petroleum Engineering from the University of Texas and a Juris Doctor (J.D.) degree from Baylor University College of Law.

     RICHARD P. KNIGHT has served as Chief Financial Officer of the Company since February 1998. From September 1997 to February 1998, Mr. Knight served as the Company's Controller. Until December 1998, Mr. Knight served in these capacities pursuant to a services agreement between the Company and PFI, which employed Mr. Knight until December 1998. When that service agreement ended, Mr. Knight was immediately employed by the Company. Prior to joining PFI and the Company, Mr. Knight was an audit manager with the accounting firm of Coopers & Lybrand LLP, from July 1995 to September 1997, and was an auditor with Coopers & Lybrand LLP from July 1990 to July 1995. Mr. Knight is also a member of the governing board of CBHS. Mr. Knight holds a Bachelor of Business Administration (B.B.A.) degree in accounting from the University of Oklahoma and is a Certified Public Accountant.

DIRECTOR ATTENDANCE AND COMPENSATION

     During 1998, the Board of Directors held three meetings: two of the meeting were attended by all the directors; the other meeting was attended by six of the seven directors. Each director who was a member of one or more committees that held meetings during 1998 attended at least 75% of the meetings of the committee(s) on which he served.

     For 1998, each director who was not also an officer of the Company (an "outside director") received an annual fee of $7,500 and an annual grant of options to purchase 1,400 shares of Common Stock. For 1999 and subsequent years, each outside director will receive an annual fee of $15,000 and restricted stock in the amount of $10,000 (valued at market price). In addition, beginning in March 1999, each member of the Audit and Compensation Committees will receive $750 for each meeting attended, with the committee chairman receiving an additional $450 per meeting attended; and each member of the Intercompany Evaluation Committee (except for Mr. Stevens who is an officer of the Company) will receive $2,500 for each meeting attended. Directors who are also officers of the Company receive no annual fee for their service as directors and no fees are paid to members of the Executive Committee for meetings attended. All directors, however, are reimbursed for expenses incurred in attending meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee, the Audit Committee, the Compensation Committee and the Intercompany Evaluation Committee are the standing committees of the Board of Directors. The Compensation Committee also functions as the nominating committee. The Audit and the Compensation Committees are composed entirely of outside directors. The Intercompany Evaluation Committee is composed of directors who are not officers or directors of Crescent Real Estate Equities Company or Crescent Real Estate Equities Limited Partnership. The Board of Directors and each of the committees of the Board have access to outside consultants and experts as needed in connection with their deliberations.

     EXECUTIVE COMMITTEE. The Executive Committee, which was formed in October 1997, generally may exercise the powers of the Board of Directors (including any committee thereof). The Executive Committee, which consists of Gerald W. Haddock and Jeffrey L. Stevens, held 15 meetings in 1998.

     AUDIT COMMITTEE. The function of the Audit Committee is to recommend the engagement of independent public accountants to the Board of Directors, review with the Company's independent public accountants the plans and results of audit engagements, approve professional services provided by the independent public accountants, review the independence of the public accountants, consider the range of fees for professional services provided by the independent public accountants and review the adequacy of the Company's internal accounting controls. The Audit Committee, which consists of Anthony M. Frank and Carl F. Thorne, held one meeting in 1998.

     COMPENSATION COMMITTEE. The function of the Compensation Committee is to determine compensation for the Company's executive officers, to administer the stock incentive plans and other compensation plans adopted by the Company, and to nominate persons to serve as directors of the Company. The Compensation Committee, which consisted of Carl F. Thorne and Paul E. Rowsey, III, held two meetings in 1998. Effective March 1, 1999, Mr. Thorne resigned from the Compensation Committee and was replaced by William A. Abney.

     INTERCOMPANY EVALUATION COMMITTEE. The Intercompany Evaluation Committee is responsible for reviewing and approving business and investment opportunities offered or made available to the Company by Crescent Real Estate Equities Company or Crescent Real Estate Equities Limited Partnership to determine whether such transactions are fair to, and in the best interests of, the Company. The Intercompany Evaluation Committee, which consisted of Jeffrey L. Stevens and Carl F. Thorne, held five meetings in 1998; Mr. Abney joined the Intercompany Evaluation Committee in March 1999.

                                PROPOSAL NUMBER 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to the approval of the shareholders, the Board of Directors has appointed the firm of Ernst & Young LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 1999. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board of Directors. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be able to respond to appropriate questions. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting with respect to such proposal.

     The Board of Directors unanimously recommends that the shareholders of the Company vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

     Upon recommendation of the Executive Committee and approval of the Audit Committee, on January 15, 1998, the Board of Directors engaged the services of Ernst & Young LLP to perform the audit of the Company's 1997 financial statements. Ernst & Young LLP's qualifications as auditors for the Company, including, among other things, the firm's reputation for integrity and competence in the fields of accounting and auditing, was considered. The Board of Directors has concluded that the prior appointment of Ernst & Young LLP as auditors of the Company was in the best interests of the Company. Ernst & Young LLP has informed the Company that it has no material direct or indirect interest in the Company.

     The reports of Arthur Andersen LLP on the financial statements of the Carter-Crowley Asset Group (the Company's predecessor), for the fiscal years ended December 31, 1996 and December 31, 1995, and the initial balance sheet of the Company, as of April 3, 1997, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and the interim period from January 1, 1998 through January 15, 1998, there was no disagreement between the Company (including its predecessor) and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. There were no "reportable events" (as defined in Item 304 (a)(l)(v) of Regulation S-K) with respect to the Company within the past two fiscal years and the interim period from January 1, 1998 through January 15, 1998.

     During the two most recent fiscal years prior to January 1, 1998 and the interim period from January 1, 1998 through January 15, 1998, the Company (including the predecessor) did not consult Ernst & Young LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304 (a)(1)(iv) of Regulation S-K) or a "reportable event."

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the Record Date (unless otherwise indicated), information regarding beneficial ownership of shares of Common Stock by (i) each director of the Company, (ii) each executive officer of the Company,
(iii) each person known by the Company to beneficially own more than 5% of the Common Stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted below, each person or entity named in the table has sole voting power and sole investment power with respect to each of the shares beneficially owned by such person or entity.

                              BENEFICIAL OWNERSHIP
                              --------------------
                                                                                     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                     NUMBER OF SHARES      OUTSTANDING SHARES (15)
------------------------------------                     ----------------      -----------------------
    Richard E. Rainwater (l).........................      1,255,223 (3)               10.9%
       777 Main Street, Suite 2250
       Fort Worth, Texas 76102
    John C. Goff (1).................................        270,472 (4)                2.3%
       777 Main Street, Suite 2250
       Fort Worth, Texas 76102
    Gerald W. Haddock (1)(2).........................        215,231 (5)                1.9%
       777 Main Street, Suite 2100
       Fort Worth, Texas 76102
    Jeffrey L. Stevens (1)(2)........................         15,840 (6)                 *
       306 West 7th Street, Suite 1025
       Fort Worth, Texas 76102
    Anthony M. Frank (1).............................         13,940 (7)                 *
       101 California Street, Suite 2050
      San Francisco, California 94111
    Carl F. Thorne (l)...............................          6,640 (8)                 *
       1445 Ross Avenue, Suite 2700
       Dallas, Texas 75201
    Paul E. Rowsey, III (1)..........................          5,358 (9)                 *
       500 Crescent Court, Suite 300
       Dallas, Texas  75202
    Richard P. Knight (2)............................          2,000 (10)                *
       306 West 7th Street, Suite 1025
       Fort Worth, Texas  76102
    William A. Abney (1).............................          1,000                     *
       107 West Austin
       Marshall, Texas  75670
    Cohen & Steers Capital Management, Inc...........      1,127,100 (11)               9.9%
       757 Third Avenue
       New York, New York  10017
    COPI Colorado, L.P. .............................      1,088,030 (12)               9.5%
       306 W. 7th Street, Suite 1025
       Fort Worth, Texas  76102
    Dawson Samberg Capital Management, Inc...........        692,850 (13)               6.1%
       354 Pequot Avenue
       Southport, Connecticut  06490
    All Directors and Executive Officers.............      1,785,704 (14)              15.0%
       as a Group (nine persons)

--------------------

*    Less than 1%.


(1)  Indicates a director of the Company.

(2)  Indicates an executive officer of the Company.

(3) Includes 45,178 shares owned by Ms. Darla D. Moore, who is Mr. Rainwater's spouse. Mr. Rainwater disclaims beneficial ownership with respect to all shares owned by his spouse. In addition, includes 854,146 shares owned indirectly by Mr. Rainwater, including (i) 10,520 shares owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner; (ii) 242,583 shares owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner; (iii) 55,542 shares owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner; (iv) 326,099 shares owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest; and (v) 219,402 shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and retains the power to remove the trustee and designate a successor trustee, including himself. Also includes 116,562 shares underlying a stock option which has vested.

(4) Includes 15,256 shares owned by Goff Family, L.P., a Delaware limited partnership, of which Mr. Goff is a general partner. Mr. Goff disclaims beneficial ownership with respect to all shares owned by Goff Family, L.P. in excess of his pecuniary interest in the partnership. Also includes 182,048 shares underlying stock options which have vested. Excludes shares owned by COPI Colorado in which Mr. Goff is a limited partner.

(5) Includes 10,170 shares owned by Haddock Family, L.P., a Delaware limited partnership, of which Mr. Haddock is a general partner. Mr. Haddock disclaims beneficial ownership with respect to all shares owned by Haddock Family, L.P. in excess of his pecuniary interest in the partnership. Amount also includes 158,104 shares underlying stock options issued pursuant to the Company's 1997 Amended Stock Incentive Plan (the "Amended Plan") that have vested. Excludes shares owned by COPI Colorado in which Mr. Haddock is a limited partner.

(6) Includes 5,000 restricted shares issued pursuant to the Amended Plan, 1,000 of which have vested (i.e., the restrictions on the shares have lapsed) and the balance of which will lapse in equal quantities annually on October 15 of 1999, 2000, 2001 and 2002. Mr. Stevens has sole voting power with respect to such restricted shares. Also includes 10,840 shares underlying stock options issued pursuant to the Amended Plan that have vested.

(7) Includes 2,240 shares underlying stock options issued pursuant to the Amended Plan that have vested.

(8) Includes 5,000 restricted shares issued pursuant to the Amended Plan, 1,000 of which have vested (i.e., the restrictions on the shares have lapsed) and the balance of which will lapse in equal quantities annually on October 15 of 1999, 2000, 2001 and 2002. Mr. Thorne has sole voting power with respect to such restricted shares. Also includes 840 shares underlying stock options issued pursuant to the Amended Plan that have vested.

(9) Includes 5,240 shares underlying stock options issued pursuant to the Amended Plan that have vested.

(10) Includes 1,000 shares underlying stock options issued pursuant to the Amended Plan that have vested.

(11) Based solely on the Schedule 13G as amended through that amendment dated February 8, 1999, filed by Cohen & Steers Capital Management, Inc. ("Cohen"), it is the Company's understanding that (i) Cohen is a registered investment advisor; and (ii) Cohen has sole dispositive power with respect to all of the reported shares and sole voting power with respect to 889,100 of the reported shares.

(12) As stated above, the Company has elected not to vote the shares held by COPI Colorado at the Annual Meeting. The Company, in its capacity as sole general partner of COPI Colorado, has sole voting and sole dispositive power with respect to the shares.

(13) Based solely on the Schedule 13G as amended through that amendment dated February 10, 1999, filed by Dawson Samberg Capital Management, Inc. ("Dawson"), it is the Company's understanding that (i) Dawson is an investment advisor; and (ii) Dawson has sole voting power and sole dispositive power with respect to all of the reported shares.

(14) Does not include shares owned by COPI Colorado.

(15) The percentage of Common Stock a person beneficially owns is based on 11,404,477 outstanding shares and assumes that (i) as to any person listed in this table, all stock options exercisable within 60 days of April 16, 1999 are exercised and (ii) as to all other persons, no stock options are exercised.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the executive officers of the Company during fiscal years 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                       Annual Compensation                  Compensation Awards
                                             ----------------------------------------   ----------------------------
                                                                         Other Annual    Restricted      Securities
                                                                         Compensation   Stock Awards     Underlying
Name and Principal Position         Year     Salary ($)      Bonus ($)        ($)           ($)          Options (#)
-------------------------------     ----     ----------      ---------   ------------   ------------     -----------
Gerald W. Haddock                   1998       90,000              --         --               --              --
   President and Chief              1997       50,000              --         --               --         265,247 (4)
   Executive Officer

Jeffrey L. Stevens                  1998      150,000 (1)      35,000         --               --          51,400 (5)(6)
   Executive Vice President and     1997           --              --         --          131,250 (3)       1,400 (4)
   Chief Operating Officer

Richard P. Knight                   1998       90,625 (2)      20,000         --               --           5,000 (5)
   Chief Financial Officer

-----------------

(1) Pursuant to a services agreement (the "PFI Services Agreement") between the Company and PFI, which was wholly owned by Jeffrey L. Stevens until December 1, 1998, PFI provided certain services to the Company. On December 1, 1998, Mr. Stevens sold PFI to Torch Energy and the PFI Services Agreement was terminated. At that time, Mr. Stevens became an employee of the Company. Accordingly, the amount indicated as salary is composed of salary paid by the Company to Mr. Stevens, from December 1, 1998 through December 31, 1998, in the amount of $12,500, and fees paid by the Company to PFI, from January 1, 1998 through November 30, 1998, in respect of services performed by Mr. Stevens for such period under the PFI Services Agreement. For a more detailed description of the Company's relationship with PFI, see "Certain Relationships and Related Transactions - Transactions with Management of the Company - Contract with PFI," below.

(2) Mr. Knight was an employee of PFI until December 1, 1998 and provided services to the Company under the PFI Services Agreement until such time. On December 1, 1998, Mr. Knight became an employee of the Company. Accordingly, the amount indicated as salary is composed of salary paid by the Company to Mr. Knight, from December 1, 1998 through December 31, 1998, in the amount of $8,333, and salary paid to Mr. Knight by PFI, from January 1, 1998 through November 30, 1998, in respect of services performed by Mr. Knight under the PFI Services Agreement.

(3) An aggregate of 5,000 restricted shares was granted under the Amended Plan in connection with Mr. Stevens' agreement to serve on the Company's Intercompany Evaluation Committee. The value of such shares on the last trading day of 1998 (as measured by the Nasdaq National Market closing bid price of $4.625 on December 31, 1998) was $23,125. Such shares vest (i.e., the restrictions on the shares lapse) in equal amounts over the five-year period commencing on October 15, 1997, the date of grant. Dividends, if declared by the Board of Directors of the Company, will be paid on such shares.

(4) Options to purchase such shares were granted under the Amended Plan in connection with the formation of the Company.

(5)  Options to purchase shares were granted under the Amended Plan.

(6) Options to purchase 1,400 shares were granted to Mr. Stevens under the Amended Plan in connection with his agreement to serve as director of the Company.

     The Company, through its subsidiaries, has asset management agreements (the "Varma Asset Management Agreements") with The Varma Group, Inc. Sanjay Varma, a Vice President of the Company until August 1998, and Johanna Varma, President of the hospitality division of the Company, are the principals of The Varma Group. In addition, Ms. Varma receives compensation from The Varma Group in consideration of work performed by her for the Company. For a more detailed description of the Company's relationship with The Varma Group, see "Certain Relationships and Related Transactions - Transactions with Management of the Company - Varma Asset Management Agreements," below.

STOCK OPTION GRANTS

     The following table sets forth information concerning all stock options granted to the executive officers of the Company for fiscal year 1998.

               OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1998

                        Securities    Percent of Total
                        Underlying     ptions Granted                                  Grant Date
                          Options     to Employees In       Exercise or   Expiration     Present
           Name         Granted (#)    Fiscal Year (%)     Base Price ($)    Date      Value ($) (3)
------------------      -----------   -----------------   --------------  ----------   -------------
Gerald W. Haddock           --                  --               --            --              --

Jeffrey L. Stevens       1,400 (1)            2.48            19.63        06/08/08        18,396
                        50,000 (2)           88.65            20.50        02/16/08       740,500

Richard P. Knight        5,000 (2)            8.87            20.50        02/16/08        74,050

-----------------

(1) Amounts vest in equal one-fifth installments on June 8, 1999, 2000, 2001, 2002 and 2003.

(2) Amounts vest in equal one-fifth installments on February 16, 1999, 2000, 2001, 2002 and 2003.

(3) The amounts shown are based on the Black-Scholes option pricing model which uses certain assumptions to estimate the value of employee stock options. The material assumptions used in calculating the grant date present value were: (i) risk-free interest rate of 5.4%, (ii) expected volatility of 88.3%, (iii) no expected dividends, (iv) expected lives of 5 years and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of the Common Stock when options are exercised.

OPTION EXERCISES

     The following table sets forth information concerning the exercise of stock options by the Company's executive officers during fiscal year 1998, and the number and value of unexercised stock options held by the Company's executive officers at December 31, 1998.

 AGGREGATED OPTION EXERCISES DURING 1998 AND OPTION VALUES AT DECEMBER 31, 1998

                                                         Number Of Securities             Value Of Unexercised
                                                        Underlying Unexercised           In-The-Money Options At
                                                     Options At Fiscal Year-End (#)      Fiscal Year-End ($) (1)
                                                     ------------------------------    ---------------------------
                        Shares
                      Acquired On        Value
       Name           Exercise (#)    Realized ($)    Exercisable     Unexercisable    Exercisable   Unexercisable
------------------   --------------   ------------    -----------     -------------    -----------   -------------
Gerald W. Haddock          --              --           158,105          107,142         594,475        402,854
Jeffrey L. Stevens         --              --               280           52,520           1,053          4,211
Richard P. Knight          --              --                --            5,000              --             --

-----------------

(1) Market value of securities underlying in-the-money options is based on the closing price of the Common Stock on December 31, 1998 (the last trading day of the fiscal year) on the Nasdaq National Market of $4.75, minus the options' exercise prices.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and related rules of the Securities and Exchange Commission (the "SEC") require the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Related rules of the SEC also require such persons to furnish the Company with copies of all reports filed pursuant to Section 16(a). Based solely on the Company's review of the copies of the reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its directors, officers and shareholders owning more than 10% of the Common Stock were complied with during the fiscal year ended December 31, 1998.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and performance graph shall not be deemed to be incorporated by reference into any such filing.

                    REPORT OF THE COMPENSATION COMMITTEE AND
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee during 1998 was composed of Messrs. Thorne and Rowsey. Mr. Abney joined the Compensation Committee in March 1999. For 1998, recommendations regarding officer compensation were made by either the Compensation Committee or the full Board of Directors, and all recommendations with respect to executive officer compensation were approved by the full Board of Directors. Mr. Abney did not participate in any recommendations or decisions with respect to executive officer compensation for 1998.

     COMPENSATION PHILOSOPHY AND OBJECTIVES. As set forth in the charter of the Compensation Committee approved by the Board of Directors in November 1998, the Compensation Committee exercises the Board's authority to determine compensation of the Company's executive officers and to make recommendations to subsidiaries regarding compensation of their officers. Also, the Compensation Committee administers the Company's stock incentive plans. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industries within which the Company operates. In implementing the Company's compensation program, it generally is the policy of the Board of Directors and the Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

     EXECUTIVE OFFICER COMPENSATION. In addition to their regular salaries, the executive officers of the Company may be compensated in the form of cash bonus awards, restricted stock grants and stock option grants under the Company's incentive plans.

     Performance of the Company was a key consideration for the Compensation Committee and the full Board of Directors in recommending and determining executive compensation for 1998. The Compensation Committee and the full Board of Directors recognized that share price is but one measure of performance, and that other factors, including business conditions in the applicable industries and the Company's success in achieving short-term and long-term goals and objectives, must be evaluated in arriving at a meaningful analysis of performance. Accordingly, the Compensation Committee and the full Board of Directors also gave consideration to the Company's achievement of specified objectives when reviewing 1998 executive officer compensation.

     LONG-TERM INCENTIVES. An additional objective of the Company is to reward executive officers with equity compensation in addition to cash compensation in keeping with the Company's overall compensation philosophy of placing equity in the hands of its executive officers and employees in an effort to align the interests of the Company's shareholders with those of the Company's employees and executive officers. Consequently, the Board of Directors in 1998 awarded stock options to Messrs. Stevens and Knight to reward and incentivize those executive officers. The Compensation Committee expects that the number of options granted in the future will be based upon the Compensation Committee's evaluation of performance criteria mentioned above, along with its subjective evaluation of each executive's ability to influence the Company's long-term growth and profitability. All stock options will be issued at the current market price of the Common Stock on the date of grant. Because the value of the stock options should, over time, bear a direct relationship to the Company's stock price, the Company believes the award of stock options represents an effective incentive to create value for the shareholders.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee evaluated Mr. Haddock's contributions to the Company during 1998 through a consideration of the general factors discussed above, the types and amounts of compensation paid to chief executive officers at companies that the Compensation Committee considers comparable to the Company and Mr. Haddock's contributions in formulating the Company's growth and investment strategies and assessing the strategies formulated by other executive officers. In evaluating and determining the compensation awarded to Mr. Haddock in 1998, the Compensation Committee focused particularly on the portion of Mr. Haddock's time devoted to matters of Company business relative to the portion of his time devoted to matters of Crescent Real Estate Equities Company. The Compensation Committee recommended to the Board of Directors that Mr. Haddock be paid $90,000 for 1998 and the Board of Directors approved this compensation.

                              COMPENSATION COMMITTEE      BOARD OF DIRECTORS
                              Paul E. Rowsey, III         Richard E. Rainwater
                              Carl F. Thorne              John C. Goff
                                                          Gerald W. Haddock
                                                          Jeffrey L. Stevens
                                                          Anthony M. Frank
                                                          Paul E. Rowsey, III
                                                          Carl F. Thorne

                                PERFORMANCE GRAPH

     The following graph and table provide a comparison of the cumulative total return on the Common Stock for the period beginning June 13, 1997, the date on which trading of the Common Stock commenced, through December 31, 1998 with returns on the Nasdaq U.S. Index and the Nasdaq Non-Financial Stocks Index. The graph and table assume that the value of the investment in the Common Stock of the Company and each of the aforementioned indices on June 13, 1997, was $100 and that all dividends were reinvested.


                                    [GRAPH]

-------------------------------------------------------------------------------------------------------------
                         6/13/97    6/30/97   9/30/97    12/31/97    3/31/98    6/30/98    9/30/98   12/31/98
                         -------    -------   -------    --------    -------    -------    -------   --------
Crescent Operating        $100       $400       $671       $817       $713       $567       $233       $158
Common Stock
-----------------------------------------------------------------------------------------------------------
Nasdaq U.S. Index         $100       $101       $119       $111       $130       $134       $121       $156
-----------------------------------------------------------------------------------------------------------
Nasdaq Non-Financial      $100       $101       $119       $107       $128       $133       $120       $157
Stocks Index
-----------------------------------------------------------------------------------------------------------

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Compensation Committee was composed of Carl F. Thorne and Paul E. Rowsey, III. For 1998, recommendations regarding executive compensation were made by either the Compensation Committee or the full Board of Directors and all recommendations with respect to executive officer compensation were approved by the full Board of Directors. There were no Compensation Committee interlocks during 1998.

     Mr. Haddock, President and Chief Executive Officer and a director of the Company, and Jeffrey L. Stevens, Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a director of the Company, each attended and participated in the two meetings of the Company's Board of Directors during 1998 at which discussions concerning executive officer compensation occurred. At one of these meetings, the Board of Directors (with Mr. Stevens abstaining) approved the grant of stock options to Messrs. Stevens and Knight. At the other meeting, the Board of Directors (with Mr. Haddock abstaining) approved the recommendation of the Compensation Committee regarding compensation for the Chief Executive Officer. Since the end of 1998, all compensation decisions have been and will continue to be made by the Compensation Committee. There was no other insider participation in the executive compensation decisions of the Company during 1998.

     Effective March 1, 1999, Mr. Thorne resigned from the Compensation Committee and was replaced by William A. Abney.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH CRESCENT EQUITIES AND CERTAIN OFFICERS OF CRESCENT EQUITIES AND THE COMPANY

     The Company has entered into transactions and arrangements with Crescent Real Estate Equities Company and Crescent Real Estate Equities Limited Partnership ("Crescent Partnership," and together with Crescent Real Estate Equities Company and the direct and indirect subsidiaries of either, "Crescent Equities") and certain officers and directors of Crescent Real Estate Equities Company and Crescent Partnership, which are described in the following paragraphs. Messrs. Rainwater and Goff are, respectively, the Chairman and Vice Chairman of the Board of Directors of the Company and the Board of Trust Managers of Crescent Real Estate Equities Company. Mr. Haddock serves as President and Chief Executive Officer and a director of the Company. He also is the sole director and President and Chief Executive Officer of the sole general partner of Crescent Partnership, and serves as President and Chief Executive Officer and a trust manager of Crescent Real Estate Equities Company. For a description of the beneficial ownership of equity securities of the Company by Messrs. Rainwater, Goff and Haddock as of the Record Date, see "Voting Securities and Principal Shareholders," above. As of the Record Date, Messrs. Rainwater, Goff and Haddock beneficially owned in the aggregate approximately 12.6% of the outstanding equity securities of Crescent Equities.

     INTERCOMPANY AGREEMENT WITH CRESCENT PARTNERSHIP. The Company was formed to be the lessee and operator of certain assets owned or to be acquired by Crescent Equities and perform an agreement (the "Intercompany Agreement") between the Company and Crescent Partnership. The Intercompany Agreement provides, subject to certain terms, that Crescent Partnership will provide the Company with a right of first refusal to become the lessee of any real property acquired by Crescent Partnership if Crescent Partnership determines that, consistent with the status of Crescent Real Estate Equities Company as a REIT, it is required to enter into a "master lease" arrangement. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or group of related properties or projects) is leased to a single lessee. In addition to lessee transactions, the Company and Crescent Partnership have also entered into "controlled subsidiary transactions" under the Intercompany Agreement. Controlled subsidiary transactions are those in which the Company invests alongside Crescent Partnership in acquisitions where the Company owns all of the voting stock and Crescent Partnership owns all of the non-voting stock of a corporate acquisition vehicle which in turn acquires a target business which cannot be operated by Crescent Partnership because of Crescent Real Estate Equities Company's status as a REIT. In addition, under the Intercompany Agreement, the Company has agreed not to acquire or make investments in real estate or any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs, unless Crescent Partnership has been given notice of the opportunities and has decided not to pursue them.

     LEASES WITH CRESCENT EQUITIES. The Company or its subsidiaries leased seven hotels and two destination health and fitness resorts from Crescent Equities during 1998. These properties included the Denver Marriott City Center, Hyatt Regency Beaver Creek, Hyatt Regency Albuquerque, Canyon Ranch-Tucson, Canyon Ranch-Lenox, Ventana Country Inn, Sonoma Mission Inn and Spa, the Austin Omni Hotel and The Four Seasons Hotel Houston. The properties (except for the Austin Omni Hotel whose lease was terminated by mutual agreement with Crescent Equities effective December 31, 1998) are subject to long-term leases that expire between December 2004 and December 2007 and generally provide for (i) base rent, with periodic rent increases, (ii) percentage rent based on a percentage of gross hotel revenues less food and beverage revenues above a specified amount and
(iii) a percentage of gross food and beverage revenues above a specified amount. Under the leases, the Company is obligated to pay all property taxes and charges against the properties and, with the exception of Canyon Ranch-Tucson, Crescent Equities is obligated to fund all capital expenditures related to furniture, fixtures and equipment reserves required under the respective management agreements. The Company executed a master guaranty and other guaranties pursuant to which it unconditionally guarantees payment and performance of the leases solely from its hotel and resort related assets and income streams. The Company provided the master guaranty in exchange for Crescent Equities' agreement to eliminate from the leases certain net worth requirements and cash distribution limitations applicable to the lessees.

     Total rent expense related to the hotel and destination health and fitness resort properties leased from Crescent Equities totaled approximately $52.3 million for the year ended December 31, 1998. In addition, upon termination of the Austin Omni Hotel lease, the Company received a $75,000 break-up fee from Crescent Equities in accordance with the terms of such lease. Effective January 1, 1999, the Company began providing to Crescent Equities limited asset management services related to the Austin Omni Hotel for $50,000 per year.

     Effective October 13, 1998, a subsidiary of the Company became the lessee of the Sonoma Golf Course, which is a part of the Sonoma Mission Inn and Spa. The Sonoma Golf Course is subject to a 10-year lease and provides for the payment to Crescent Equities of (i) base rent, with periodic rent increases and
(ii) percentage rent based on annual gross receipts above a specified amount that is subject to change. Total rent expense incurred by the Company in connection with the Sonoma Golf Course lease totaled approximately $534,770 for the year ended December 31, 1998.

     In addition, the Company and Crescent Equities are currently negotiating an agreement with a Marriott affiliate with respect to the Renaissance Houston Hotel, in which case it is expected that (i) Crescent Equities would terminate its lease with the current tenant of the hotel, and (ii) a subsidiary of the Company would become the tenant of the Renaissance Houston Hotel under a lease with terms comparable to those of the leases described above.

     FINANCING ARRANGEMENTS WITH CRESCENT EQUITIES. The Company and certain of its subsidiaries have various debt instruments payable to Crescent Equities, which, in the aggregate, had outstanding balances in the amount of $228.6 million as of December 31, 1998. A portion of such debt instruments is payable by subsidiaries of the Company which are 100% owned ("Wholly Owned CEI Debt") and the remaining is payable by subsidiaries of the Company which are not 100% owned ("Non-Wholly Owned CEI Debt").

     As of December 31, 1998, Wholly Owned CEI Debt instruments in the amount of $64 million consisted of the following: (i) a note payable in the amount of $24.2 million, due May 2002, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; (ii) a line of credit ("Line of Credit") in the amount of $30.4 million ($27.7 million of which was outstanding), due the later of May 2002 or five years after the last draw, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; (iii) a note payable (the "COPI Note") in the amount of $9.0 million, due May 2002, at an interest rate of 12% per annum, collateralized by a first lien on assets which the Company now owns or may acquire in the future; (iv) a note payable in the amount of $1.8 million, due August 2003, at an interest rate of 10.75% per annum, collateralized by a deed of trust in certain real and personal property; (v) a note payable in the amount of $.6 million, due September 2002, at an interest rate of 8.5% per annum, collateralized by the Company's interest in the Houston Center Athletic Club Venture; (vi) a note payable in the amount of $.5 million, due August 2003, at an interest rate of 10.75% per annum, collateralized by a deed of trust in certain real and personal property; and (vii) a note payable in the amount of $.2 million, due November 2006, at an interest rate of 7.5% per annum.

     As of December 31, 1998, Non-Wholly Owned CEI Debt instruments in the amount of $164.6 million consisted of the following: (i) a note payable by Desert Mountain Development Limited Partnership ("Desert Mountain Properties") in the amount of $60.0 million, due December 2010, at an interest rate of 14% per annum, collateralized by land, improvements and equipment at Desert Mountain Properties; (ii) a note payable by Desert Mountain Properties in the amount of $50.7 million, due December 2005, at an interest rate of 10% per annum, collateralized by land, improvements and equipment at Desert Mountain Properties; (iii) a line of credit (the "CDMC Credit Agreement") in the amount of $40.2 million ($36.0 million of which was outstanding), due August 31, 2004, at an interest rate of 11.5% per annum, collateralized by the interests of Crescent Development Management Corp. ("CDMC") in certain property, partnerships and a limited liability company; (iv) a line of credit payable by CDMC in the amount of $22.9 million ($15.0 million of which was outstanding), due January 2003, at an interest rate of 12% per annum, collateralized by CDMC's interests in certain property, partnerships and a limited liability company; (v) a note payable by CDMC in the amount of $2.9 million, due June 2005, at an interest rate of 12% per annum, collateralized by CDMC's interests in certain property, partnerships and a limited liability company; and (vi) a line of credit (the "CRL Credit Facility") in the amount of $7 million (of which $0 was outstanding), due August 2003, at an interest rate of 12% per annum.

     CANYON RANCH. Effective July 27, 1998, to enable the Company to invest in the future use of the "Canyon Ranch" name, the Company contributed $50,500 to obtain a 5% economic interest, representing all of the voting stock, of CRL Investments, Inc. ("CRL"). The remaining 95% interest in CRL is held by Crescent Equities, which contributed $949,500 to CRL to obtain its interest. Immediately after the formation of CRL, CRL exercised its purchase option (acquired from Crescent Equities) by paying $1 million to obtain a 10% economic interest in CR License LLC ("CR License"), which owns the right to use the "Canyon Ranch" name. CRL has the opportunity over the next two years to pay an additional $5 million to obtain an additional 20% interest in CRL License. Contemporaneously, CRL acquired a 50% interest in CR Las Vegas LLC, an entity that is building a Canyon Ranch day spa in the Venetian Hotel in Las Vegas. Through CRL and CR License, the Company has an effective 2.75% economic interest in the Canyon Ranch day spa project. To enable CRL to exercise future options with respect to CR License and to fund its obligations to partnerships such as CR Las Vegas, CRL obtained from Crescent Equities the CRL Credit Facility. During the first quarter 1999, the Company and Crescent Equities contributed to CRL, on a pro rata basis, equity contributions aggregating $2.3 million and CRL borrowed an identical amount under the CRL Credit Facility.

     COPI COLORADO AND CDMC. Effective September 11, 1998, the Company and Gerald W. Haddock, John C. Goff and Harry H. Frampton, III (collectively, the "CDMC Sellers") entered into a partnership agreement to form COPI Colorado. COPI Colorado's purpose is to hold and manage the voting stock of (and, consequently, to manage the investments of) CDMC and to invest in shares of the Company's Common Stock. The Company contributed $9.0 million in cash to COPI Colorado in exchange for a 50% general partner interest in COPI Colorado, and each CDMC Seller contributed to COPI Colorado approximately 667 shares of CDMC voting stock in exchange for an approximately 16.67% limited partner interest in COPI Colorado; as a result, the Company owns a 50% managing interest in COPI Colorado and the CDMC Sellers collectively own a 50% investment interest in COPI Colorado. The Company funded its contribution to COPI Colorado using the proceeds from the COPI Note. As of April 16, 1999, COPI Colorado had purchased 1,088,030 shares of the Company's Common Stock at a total purchase price, excluding broker commissions, of $4.2 million. Effective January 11, 1999, the CDMC Credit Agreement was increased by $8 million and CDMC and Crescent Equities entered into a new $40 million credit facility. The new credit facility bears interest at 11.5% per annum and matures December 2006.

     CORPORATE ARENA ASSOCIATES. On April 24, 1998, the Company and Crescent Equities acquired a 5% economic interest and a 94.9% economic interest, respectively, in Corporate Arena Associates, Inc. ("CAA"). CAA owns an undivided 6.19% interest in certain acreage on which the multi-purpose sports arena (the "Arena") is to be built in Dallas, Texas, for the Dallas Stars, a National Hockey League club, and the Dallas Mavericks, a National Basketball Association club, as well as in the Arena. The common stock that each of the Company and Crescent Equities owns in CAA is non-voting. However, the Company has limited consent rights under a shareholders agreement among the three shareholders executed in connection with the transaction. As of the Record Date, the Company's total contribution to CAA was $180,461. On September 16, 1998, the Company and Crescent Equities acquired a 2.6051% interest and a 9.9% interest, respectively, as limited partners in Hillwood/1642, Ltd. ("Hillwood"), a partnership that owns certain acreage surrounding the Arena that may be developed for commercial purposes. As of the Record Date, the Company's contribution to Hillwood was $1,039,174. As a condition to offering the Company the opportunities to invest simultaneously with Crescent Equities in Corporate Arena Associates, Inc. and Hillwood, Crescent Partnership required the Company to enter into a Buy-Out Agreement under which the Company will be obligated to purchase from Crescent Partnership its stock in that corporation, its interest in Hillwood, and any assets distributed to it by that corporation or Hillwood, if and to the extent that ownership of such stock, partnership interest or other assets would adversely affect or jeopardize the REIT status of Crescent Real Estate Equities Company. If Crescent Partnership determines that it must dispose of any such property because of adverse REIT matters, it cannot sell the property to any person other than the Company without the Company's consent. The Company's obligation to purchase property put to it by Crescent Partnership is subject, among other conditions, to Crescent Partnership providing seller financing for up to 50% (and up to 80%, in the case of a partnership interest) of the purchase price and consenting to additional third-party junior financing.

     REFRIGERATED STORAGE PROPERTIES. Effective March 12, 1999, the Company, Crescent Equities, Vornado Realty Trust and affiliated entities that owned the business operations of approximately 101 refrigerated storage properties (the "Refrigerated Storage Properties") restructured their investment in the Refrigerated Storage Properties (the "Restructuring"). In the Restructuring, the affiliated entities that owned any portion of the business operations of the Refrigerated Storage Properties sold their ownership of the business operations to a newly formed partnership (the "Refrigerated Storage Operating Partnership"), of which a newly formed subsidiary of the Company owns 40% and Vornado Operating L.P. owns 60%, in consideration of the payment of $48.7 million by the Refrigerated Storage Operating Partnership. The Refrigerated Storage Operating Partnership, as lessee, entered into triple-net master leases with respect to the Refrigerated Storage Properties. Each of the Refrigerated Storage Properties is subject to one or more of the leases, each of which has an initial term of 15 years, subject to two, five-year renewal options. The leases provide for an aggregate annual base rental rate of $123 million for the first through fifth lease years, $126 million for the sixth through 10th lease years and $130.5 million for the 11th through 15th lease years, plus percentage rent based on the gross revenues received from customers at the Refrigerated Storage Properties above a specified amount.

     In addition, in connection with the Restructuring, and also effective March 12, 1999, the Company sold to Crescent Equities an additional 4% nonvoting interest in the two subsidiaries of Crescent Equities that have an indirect interest in the Refrigerated Storage Properties for an aggregate purchase price of $13.2 million. As a result, the economic interest of the Company in the two subsidiaries decreased from 5% to 1%, which decreased the Company's indirect ownership interest in the Refrigerated Storage Properties from 2% to 0.4%, and the economic interest of Crescent Equities in each of the two subsidiaries increased from 95% to 99%, which increased Crescent Equities' indirect ownership interest in the Refrigerated Storage Properties from 38% to 39.6%. The Company also was granted an option to require Crescent Equities to purchase the Company's remaining 1% interest in both or either of the two subsidiaries for an aggregate price of approximately $3.4 million, at such time as the purchase would not, in the opinion of counsel to Crescent Equities, adversely affect the status of Crescent Real Estate Equities Company as a REIT.

     Effective March 12, 1999, in connection with the Restructuring, the Company agreed to make a permanent reduction in its $30.4 million 12% line of credit with Crescent Partnership commensurate with the proceeds from the sale of 80% of the Company's 2% interest in the Refrigerated Storage Properties. On March 12, 1999, the Company received $13.2 million of proceeds and correspondingly permanently reduced the availability under the line of credit from $30.4 million to $17.2 million.

     Also effective March 12, 1999, the Company obtained from Crescent Partnership a $19.5 million line of credit (the "Vornado Credit Agreement") bearing interest at a rate of 9% per annum. The line of credit has terms similar to the other line of credit with Crescent Partnership with the exception of the interest rate and is cross-collateralized and cross-defaulted with the Company's other borrowings from Crescent Partnership. Upon inception of this line of credit, the Company immediately borrowed the full $19.5 million with which it contributed approximately $15.5 million to the creation of the Refrigerated Storage Operating Partnership, owned 60% by Vornado Operating, Inc. and 40% by the Company, and used the remaining $4.0 million of proceeds to reduce the amount outstanding under the $30.4 million 12% line of credit with Crescent Partnership.

INTERESTS INVOLVING MAGELLAN AND CRESCENT EQUITIES


     The Company has interests involving Magellan Health Services, Inc. ("Magellan") and Crescent Equities described in the following paragraphs.

     INTERESTS WITH MAGELLAN. In 1997, the Company purchased from Magellan a 50% member interest in CBHS and warrants to acquire up to 1,283,311 shares of Magellan common stock. The warrants are exercisable in increments through May 2009 at an exercise price of $30.00 per share.

     Messrs. Rainwater, Goff and Haddock own shares of Magellan common stock and warrants to acquire Magellan common stock. Mr. Rainwater, either directly or indirectly, owns 2,457,278 shares, and warrants to acquire approximately 1,212,483 shares, of Magellan common stock, which represents approximately 10.5% of the outstanding common stock of Magellan. Messrs. Goff and Haddock each own, directly or indirectly, approximately 57,084 shares and 32,000 shares, respectively, and warrants to acquire 28,462 shares and 28,542 shares, respectively, of Magellan common stock, representing approximately 0.3% and 0.2%, respectively, of the outstanding common stock of Magellan. The warrants owned by Messrs. Rainwater, Goff and Haddock entitle each of them to purchase, at any time until the January 25, 2000 expiration date of such warrants, shares of Magellan common stock at a purchase price of $26.15 per share.

     Until his resignation on November 3, 1998, Mr. Goff served as one of the Company's two representatives on the governing board of CBHS. Richard P. Knight, the Company's Chief Financial Officer, was appointed to fill the vacancy, and Jeffrey L. Stevens, the Executive Vice President, Chief Operating Officer, Treasurer, Secretary and a director of the Company, was appointed chairman of CBHS' governing board.

     Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to own beneficially a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and Ms. Moore was first elected to the Magellan governing board on February 22, 1996.

     INTERESTS INVOLVING CRESCENT EQUITIES AND MAGELLAN. In June 1997, CBHS and its subsidiaries entered into a triple-net operating lease agreement (the "Facilities Lease") with Crescent Equities, under which all of the CBHS facilities (the "Facilities") are leased by Crescent Equities to CBHS and its subsidiaries. The initial term of the Facilities Lease is 12 years, with four renewal terms of five years each. CBHS may renew the Facilities Lease at its option upon notice at least one year prior to the end of the initial term or any renewal term. The base rent paid for the first year of the initial term was $41.7 million. The base rent increases by 5% compounded annually. Total rent expense incurred by CBHS in connection with the Facilities Lease totaled approximately $56.2 million for the year ended December 31, 1998.

     Magellan (through a wholly owned subsidiary) has granted a franchise for each Facility to CBHS pursuant to a franchise agreement (the "Master Franchise Agreement"), and CBHS has entered into and caused each subsidiary/lessee of a Facility to enter into a franchise agreement (the "Subsidiary Franchise Agreements" and, together with the Master Franchise Agreement, the "Franchise Agreements") for such Facility. Under the Franchise Agreements, CBHS and its subsidiaries have the right to use the "CHARTER" System in connection with the management and administration of behavioral healthcare facilities.

     The initial term of the Master Franchise Agreement is 12 years. CBHS has the right to renew the Master Franchise Agreement for four additional five-year renewal terms, provided that at the end of the initial term and each renewal term, the fees will be adjusted to reflect the fair market value of the franchise utilized by the Facilities as of the renewal date for the then-applicable renewal term. The Master Franchise Agreement includes an appraisal mechanism for determining fair market value franchise fees. Notwithstanding the foregoing, if the fair market value franchise fee as so determined is not acceptable to Magellan, then Magellan will have the option to terminate the Master Franchise Agreement at the end of the then-current term and the Master Franchise Agreement will not be further extended. In all other events, neither Magellan nor CBHS, has the right to terminate the Master Franchise Agreement (whether for breach or otherwise) without the consent of the other and Crescent Equities.

     Franchise fees are payable monthly by CBHS under the Master Franchise Agreement and equal the greater of (i) $78.2 million, subject to increases for inflation; or (ii) $78.2 million, plus 3% of CBHS Gross Revenues (as defined in the agreement) over $1 billion and not exceeding $1.2 billion, and 5% of CBHS Gross Revenues over $1.2 billion. Pursuant to a subordination agreement entered into by CBHS, Crescent Equities and Magellan, franchise fees, generally, are subordinated to base rent. CBHS has not made any franchise fee payments to Magellan since August 1998, and, as a result, is in default under the Master Franchise Agreement. In August 1998, Magellan exercised its right under the CBHS operating agreement to take management control of CBHS due to such arrearages in franchise fee payments from CBHS. For the year ended December 31, 1998, CBHS paid franchise fees to Magellan in the amount of $21.0 million. At December 31, 1998, franchise fee arrearages were approximately $58.5 million.

     Effective March 3, 1998, the Company signed a definitive agreement (the "Equity Purchase Agreement") to acquire the 50% membership interest in CBHS currently owned by a subsidiary of Magellan. Also effective March 3, 1998, CBHS signed a definitive agreement (the "Purchase Agreement") to acquire from Magellan and certain direct and indirect subsidiaries of Magellan, equity interests in certain entities, intellectual property rights and the assets of certain staff model clinics. The Company signed a support agreement (the "Support Agreement'), dated as of March 3, 1998, pursuant to which it agreed, among other things, to assist CBHS in obtaining the funds required to consummate the transactions contemplated by the Purchase Agreement, to pay expenses incurred in obtaining such funds and to pay a $5 million termination fee in the event such transactions were not consummated or the Purchase Agreement was terminated as a result of CBHS' failure to obtain the required funds, assuming other conditions to closing had been satisfied. The closing of the transactions contemplated by the Equity Purchase Agreement and the Purchase Agreement, which was originally scheduled for July 1998, was subject to certain closing conditions which were not satisfied. In August 1998, the Company and Magellan each announced its termination of negotiations with respect to the Company's acquisition of the 50% interest in CBHS owned by Magellan. The parties are currently engaged in arbitration with respect to their rights and obligations under the Equity Purchase Agreement and the Purchase Agreement.

TRANSACTIONS WITH MANAGEMENT OF THE COMPANY

     CONTRACT WITH PFI. In 1997, the Company entered into the PFI Services Agreement with PFI, a company owned by Mr. Stevens until December 1, 1998, pursuant to which, PFI provided certain services to Crescent Operating. These services included corporate overhead costs such as rent and utilities in addition to salaries for corporate officers and other personnel who perform all corporate duties. In consideration of services performed by PFI, the Company paid an annual fee in an amount equal to $150,000 plus 105% of all reasonable and customary costs and expenses incurred in providing services to the Company. Mr. Knight was, until December 1, 1998, an employee of and received compensation from PFI. During 1998, PFI was paid approximately $941,000 under the PFI Services Agreement. Effective December 1, 1998, the contract between the Company and PFI was terminated.

     VARMA ASSET MANAGEMENT AGREEMENTS. In consideration of its services under the Varma Asset Management Agreements (which expire on January 30, 2000), The Varma Group, whose principals are Sanjay Varma (who until August 1998 was a Vice President of the Company and President of the hospitality division), and his wife, Johanna Varma, who since September 1998 has been President of the Company's hospitality division, receives an annual base fee of approximately $660,000, plus annual cost of living adjustments for its asset management services related to the Hyatt Regency Albuquerque, Hyatt Regency Beaver Creek, Sonoma Mission Inn and Denver City Center Marriott (the "Covered Properties"). In addition, The Varma Group is reimbursed for the costs it incurs in providing asset management services to other hotel or resort properties leased by the Company or its subsidiaries. Travel expenses related to the Covered Properties in excess of $83,600 per year are reimbursed to The Varma Group, as are all travel expenses related to properties other than the Covered Properties. The Varma Asset Management Agreements are terminable for cause by either party and may be terminated without cause by the applicable subsidiary of the Company (and, after January 31, 2000, by The Varma Group) upon giving prior notice as specified in the Varma Asset Management Agreements. In the event a subsidiary of the Company exercises its right to terminate a Varma Asset Management Agreement without cause before January 31, 2000, however, the subsidiary must deliver, or cause to be delivered, to The Varma Group, a termination fee in an amount to be determined in accordance with a formula based on the value of the unexpired contract. In 1998, The Varma Group received $689,500 in asset management fees from the Company.

     Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                     SHAREHOLDER PROPOSALS AT THE COMPANY'S
                ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2000

     Under the rules of the Commission, stockholders who intend to submit proposals for consideration at the Company's annual meeting of stockholders to be held for the year 2000 must submit such proposals to the Company no later than January 6, 2000, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Stockholder proposals should be submitted to Jeffrey L. Stevens, Secretary, Crescent Operating, Inc., 306 West 7th Street, Suite 1025, Fort Worth, Texas 76102.

     Under the Company's Amended and Restated Bylaws (the "Bylaws"), a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of stockholders. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal no earlier than March 9, 2000, and no later than March 29, 2000, in the case of proposals for the annual meeting of stockholders to be held in the year 2000 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, must be received by January 6, 2000). Generally, such stockholder notice must set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations or proxies for election of directors under the proxy rules of the Commission; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) as to the stockholder, (i) the name and address of such stockholder, (ii) the number of shares of common stock which are owned beneficially and of record by such stockholder, and (iii) the date(s) upon which the stockholder acquired ownership of such shares. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the Bylaws shall be disregarded. A copy of the Bylaws may be obtained without charge on written request to Jeffrey
L. Stevens, Secretary, Crescent Operating, Inc., 306 West 7th Street, Suite 1025, Fort Worth, Texas 76102.

     In addition, the form of proxy solicited by the Board of Directors in connection with Crescent Operating's annual meeting of stockholders to be held in the year 2000 will confer discretionary authority to the named proxies to vote on any proposal, unless with respect to a particular proposal the Secretary of Crescent Operating receives notice of such matter no earlier than March 9, 2000, and no later than March 29, 2000 and such notice complies with the other requirements described in the preceding paragraph.

                                     PROXY

                            CRESCENT OPERATING, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 7, 1999
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

   The undersigned hereby appoints John C. Goff, Gerald W. Haddock and Jeffrey
L. Stevens, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock, par value $0.01 per share (the "Common Stock"), of Crescent Operating, Inc. (the "Company"), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on June 7, 1999, at 10:00 a.m., Central Daylight Savings Time, and at any adjournment or postponement thereof, on all matters set forth on the Notice of Annual Meeting and Proxy Statement, dated May 5, 1999, a copy of which has been received by the undersigned, as follows on the reverse side.

       THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
                WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

-------------                                                    -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                             SIDE
-------------                                                    -------------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


    1. ELECTION OF DIRECTORS:
       NOMINEES: John C. Goff, Paul E. Rowsey, III and William A. Abney

                 FOR [ ]   [ ] WITHHOLD
                               AUTHORITY

          [ ]
          ----------------------------------
          INSTRUCTION: To withhold authority
          to vote for any individual nominee,
          write that nominee(s) name on the
          space provided above.

    2. RATIFICATION of the appointment of Ernst & Young LLP as the Company's Independent auditors for the fiscal year ending December 31, 1999.

                        FOR       AGAINST        ABSTAIN
                        [ ]         [ ]            [ ]

    3. GRANT AUTHORITY to vote upon such other matters as may properly come before the meeting, including the adjournment or postponement of the meeting, as the proxies determine to be in the best interest of the Company.

                        FOR       AGAINST        ABSTAIN
                        [ ]         [ ]            [ ]

    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


    IMPORTANT: Please mark this Proxy, date, sign exactly as your name(s) appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.


    Signature:                Date:        Signature:               Date:
              ---------------      -------           --------------      ------